As filed with the Securities and Exchange Commission on July 20, 2023

Registration No. 333-264653

Registration No. 333-265546

Registration No. 333-269450

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM F-3 REGISTRATION STATEMENT NO. 333-264653

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM F-3 REGISTRATION STATEMENT NO. 333-265546

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM F-3 REGISTRATION STATEMENT NO. 333-269450

UNDER

THE SECURITIES ACT OF 1933

VECTIVBIO HOLDING AG

(Exact name of registrant as specified in its charter)

Switzerland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Aeschenvorstadt 364051 Basel, Switzerland	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Aeschenvorstadt 36

4051 Basel

Switzerland

Telephone: +41 61 551 30 30

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

VectivBio US, Inc.

60 Broad St. Suite 3502

New York, New York 10004

Telephone: +1 800 811 9520

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles K. Ruck

Daniel E. Rees

Andrew Clark

Latham & Watkins, LLP

1271 Avenue of the Americas

New York, NY 10020

+1 212 906 1200

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form F-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by VectivBio Holdings AG, a corporation limited by shares organized under the laws of Switzerland (the “Registrant”):

•

Registration Statement No. 333-264653, registering (i) ordinary shares of the Registrant, CHF 0.05 par value per share (“Shares”), senior debt securities, subordinated debt securities, warrants and units, up to a maximum aggregate offering price of $200,000,000 and (ii) Shares that may be issued and sold from time to time under a Sales Agreement between the Registrant and SVB Securities LLC up to a maximum aggregate offering price of $75,000,000, filed with the SEC on May 4, 2022 and declared effective by the SEC on May 12, 2022;

•

Registration Statement No. 333-265546, registering 681,151 Shares available for resale by certain selling shareholders identified in the prospectus included in this registration statement, filed with the SEC on June 13, 2022, as amended on November 10, 2022, and declared effective by the SEC on November 18, 2022; and

•

Registration Statement No. 333-269450, registering (i) Shares, senior debt securities, subordinated debt securities, warrants and units, up to a maximum aggregate offering price of $350,000,000 and (ii) Shares that may be issued and sold from time to time under an Open Market Sale Agreement between the Registrant and Jeffries LLC up to a maximum aggregate offering price of $125,000,000, filed with the SEC on January 27, 2023 and declared effective by the SEC on February 24, 2023.

On May 21, 2023, the Registrant and Ironwood Pharmaceuticals, Inc., a Delaware corporation (“Ironwood”), entered into a Transaction Agreement (the “Transaction Agreement”). Pursuant to the Transaction Agreement, and upon the terms and subject to the conditions set forth therein, Ironwood completed a cash tender offer (the “Offer”). The Offer and any withdrawal rights in connection therewith expired one minute after 11:59 P.M., Eastern Time, on June 28, 2023, at which point 59,287,753 Shares had been validly tendered and not validly withdrawn pursuant to the Offer, representing approximately 94.40% of the Shares outstanding (not including 2,007,310 Shares delivered pursuant to guaranteed delivery procedures, representing approximately 3.20% of the Shares outstanding). The number of Shares validly tendered and not validly withdrawn pursuant to the Offer satisfied the Minimum Condition (as defined in the Transaction Agreement). As all conditions to the Offer had been satisfied or waived, Ironwood accepted for payment and promptly paid for all Shares that were validly tendered and not validly withdrawn in accordance with the terms of the Offer.

As a result of the completion of the Offer, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance that remain unsold at the termination of the offering, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on July 20, 2023.

VECTIVBIO HOLDING AG

By:	/s/ Sravan K. Emany
Name:	Sravan K. Emany
Title:	Authorized Representative

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.